EXHIBIT 5.1

VENTURE LAW GROUP
A Professional Corporation
2800 Sand Hill Road
Menlo Park, CA.  94025


July 13, 1998

KeraVision, Inc.
48630 Milmont Drive
Fremont, California 94538

        REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about
July 13, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 2,565,000 shares of your Common Stock (the "Shares"). As your legal counsel, we have examined the proceedings taken in connection with the sale of the shares of Series B Convertible Preferred Stock that are convertible into the Shares and are familiar with the proceeding proposed to be taken by you, and the Selling Stockholders in connection with the sale of the Shares under the Registration Statement.
It is our opinion that the Shares, when issued upon conversion of shares of Series B Convertible Preferred Stock, will be legally and validly issued, fully paid and nonassessable and when resold in the manner referred to in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the
Registration Statement and further consent to the use of our name whenever it appears in the Registration Statement and any amendments to
it.
                                                        Sincerely,
                                                        VENTURE LAW GROUP
                                                        A Professional
Corporation
                                                        /s/ Venture Law Group